Exhibit 99.1

APAC Customer Services Completes Turnaround Year, Positioning Company for Future Growth


    --  Achieves full-year revenue of $224 million

    -- Grows off-shore revenue from continuing clients 157% quarter-over-quarter and year-over-year

    -- Strong quarter-over-quarter and year-over-year margin improvement

    -- Fourth quarter profitable before deferred tax asset valuation allowance


    DEERFIELD, Ill.--(BUSINESS WIRE)--Feb. 23, 2007--APAC Customer Services, Inc. (Nasdaq: APAC), a leading provider of customer care services and solutions, today reported financial results for its fourth fiscal quarter and full fiscal year ended December 31, 2006.

    Chief Executive Officer Bob Keller commented, "2006 was a year of accomplishment for APAC, and our operating performance in the fourth quarter begins to demonstrate the long-term potential of our business. In the fourth quarter, we generated $954,000 of income before taxes and increased our gross profit margin to 16.3% as we continued to grow our off-shore production revenue. During the period, we expanded our temporary facility in Manila because of weather-related construction delays in our third permanent facility in the Philippines. We now expect to open the first phase of the permanent facility late in the first quarter of 2007 or very early in the second quarter.

    "The demand for our services in the Philippines remains strong and we have significant near-term opportunities to grow our domestic business in 2007. In spite of our expectation that Medicare Part D revenue will stabilize going forward at about half the 2006 volume of $33.0 million, given the strength of our client base, the overall demand for our services, and the improvements we have made and continue to make in our operations, we expect that we will be profitable for the 2007 full year."

    Mr. Keller added, "Based on both our recent performance and the favorable trends in our industry, we are optimistic about our future. Looking out over the next three years, our goal is to achieve low double-digit compounded revenue growth and EBITDA margins, and year-to-year improvement in earnings per share. With our strategic realignment behind us and many exciting opportunities in front of us, we expect to expand margins on a year-over-year basis as our offshore business continues to grow."

    Fourth Quarter Financial Results

    Revenue for the quarter totaled $56.1 million compared to $59.7 million in the fourth quarter of 2005. Excluding revenue from the exited outbound customer acquisition business from the Company's fourth quarter 2005 results, revenue decreased $1.5 million, or 2.7%, over the prior-year quarter. This decrease was attributable to lower domestic revenues resulting primarily from the loss of T-Mobile as a customer, which more than offset the $5.7 million, or 157%, increase in the Company's offshore business with continuing clients. Gross profit for the 2006 fourth quarter was $9.1 million, or 16.3%, compared to $7.8 million, or 13.1%, in the prior-year period. This improvement reflected the higher contribution from the offshore revenue and a reduction in domestic call center overhead.

    The Company reported a net loss of $24.0 million, or $0.49 per diluted share, for the 2006 fourth quarter compared to a net loss of $1.5 million, or $0.03 per diluted share, for the comparable 2005 period. The 2006 fourth quarter loss was driven by a $27.7 million non-cash valuation allowance related to the Company's deferred tax assets. Consistent with generally accepted accounting practices, the recording of this allowance was necessitated as a result of historic losses and does not impair the Company's ability to utilize these tax benefits in the future.

    Income before taxes was $954,000 for the 2006 fourth quarter compared to a loss before taxes of $4.9 million in the prior-year quarter. Restructuring charges of $5.0 million were recorded in the fourth quarter of 2005, while the fourth quarter of 2006 reflects a $316,000 reversal of prior-year restructuring charges. Adjusting for these items, fourth quarter 2006 income before taxes improved by $0.6 million from the prior-year quarter.

    The Company's net debt increased to $17.5 million at year-end 2006 from $9.8 million at the end of the 2006 third quarter. This planned increase was due to an increase in capital expenditures to $4.4 million, primarily for the build-out of the Company's new Philippines facility. Adjusted EBITDA improved to $4.6 million from $3.5 million in the prior-year quarter due to the improvement in gross profit.

    Full-Year 2006 Financial Results

    Revenue for the fiscal year 2006 totaled $224.3 million compared to $239.8 million in fiscal 2005. Excluding revenue from the exited outbound customer acquisition business from APAC's 2005 and 2006 results, 2006 revenue increased $22.3 million, or 11.1%, over the prior year, reflecting continued growth in the Company's higher margin offshore business. Gross profit for fiscal 2006 was $27.2 million, or 12.1%, compared to $22.7 million, or 9.5%, in the prior-year period. This improvement reflects the benefit of higher contribution from the offshore revenue and reductions in domestic call center overhead. For the full year 2006, the Company reported a net loss of $30.5 million, or $0.62 per diluted share, which included restructuring and other charges of $2.4 million and a deferred tax valuation allowance of $27.7 million. This compares to a full-year 2005 net loss of $22.4 million, or $0.45 per diluted share, which included $8.2 million in restructuring and other charges and $10.9 million in asset impairment charges.

    Year-end net debt was up $6.5 to $17.5 million from $11.0 million at year-end 2005 due to an increase in days sales outstanding and higher capital expenditures. Capital expenditures for 2006 increased to $10.7 million (net of $3.2 million of reimbursed leasehold improvements) from $8.7 million in 2005 due to expansion and investments in operations. Adjusted EBITDA improved $6.6 million to $7.7 million for the year ended 2006, up from 2005's $1.1 million due to the improvement in gross profits and lower selling, general and administrative expenses.

    Fourth Quarter 2006 and Year-end Conference Call

    APAC's senior management will hold a conference call to discuss financial results at 10:00 a.m. CT (11:00 ET) on Friday, February 23, 2007. The conference call will be available live at the Investor Relations section of APAC Customer Services' website, http://www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

    A replay of the webcast will be accessible through the Company's website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CT (12:00 ET) on March 6, 2007, by dialing (888) 203-1122, (719) 457-0820 for international participants. The confirmation number for the replay is 3394990.

    About APAC Customer Services, Inc.

    APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment, and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC's comprehensive web site is at http://www.apaccustomerservices.com.

    Forward Looking Statements

    This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the Company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the Company's management. The Company intends its forward-looking statements to speak only as of the date on which they were made. The Company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

    The following factors, among others, could cause actual results to differ from historical results or those expressed or implied in the forward-looking statements: revenue is generated from a limited number of clients and the loss of one or more significant clients could have a material adverse effect on the Company; terms of our client contracts; availability of cash flows from operations and borrowing availability under the Company's loan agreement; ability to effectively manage customer care center capacity and offshore growth; ability to conduct business internationally, including managing foreign currency exchange risks; ability to attract and retain qualified employees; and fluctuations in revenue associated with the Company's Medicare Part D enrollment and customer care programs.

    Other reasons that may cause actual results to differ from historical results or those expressed or implied in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the year ended January 1, 2006 and its subsequent filings on Form 10-Q for the fiscal quarters ended April 2, 2006, July 2, 2006 and October 1, 2006. These filings are available on a web site maintained by the SEC at http://www.sec.gov.

    About Non-GAAP Financial Measures

    To supplement the Company's consolidated financial statements presented in accordance with accounting principles generally accepted in the United States
(GAAP), the Company uses the following measures defined as non-GAAP financial measures by the SEC: EBITDA, adjusted EBITDA, free cash flow and adjusted free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. More information on these non-GAAP financial measures can be found in the Company's Annual Report on Form 10-K for the year ended January 1, 2006 and its subsequent filings on Form 10-Q for the fiscal quarters ended April 2, 2006, July 2, 2006 and October 1, 2006.

    The Company expects to use consistent methods for computation of non-GAAP financial measures. Its calculations of non-GAAP financial measures may not be consistent with calculations of similar measures used by other companies. The accompanying notes to selected financial and statistical data have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.


            APAC Customer Services, Inc. and Subsidiaries
                Consolidated Statements of Operations
          (Dollars in thousands, except for per share data)
                              Unaudited


                                         Thirteen Weeks Ended *
                                   -----------------------------------

                                   December 31, January 1, Fav (Unfav)
                                      2006        2006          %
                                   ------------ ---------- -----------

Net revenue                        $    56,056  $  59,669         (6%)

  Cost of services                      46,927     51,849           9%
                                   ------------ ---------- -----------

Gross profit                             9,129      7,820          17%

Operating expenses:
  Selling, general and
   administrative expenses               7,911      7,315         (8%)
  Restructuring and other charges         (316)     5,005         106%
  Asset impairment charges                   -          -           -

                                   ------------ ---------- -----------
     Total operating expenses            7,595     12,320          38%
                                   ------------ ---------- -----------

Operating income (loss)                  1,534     (4,500)        134%

  Other (income) expense                   (45)        44         202%
  Interest expense                         625        402        (55%)
                                   ------------ ---------- -----------

Income (loss) before income taxes          954     (4,946)        119%

  Income tax expense (benefit)          24,954     (3,450)        N/M
                                   ------------ ---------- -----------

Net loss                           $   (24,000) $  (1,496)        N/M
                                   ============ ========== ===========


Net loss per share:

    Basic                          $     (0.49) $   (0.03)        N/M
                                   ============ ========== ===========
    Diluted                        $     (0.49) $   (0.03)        N/M
                                   ============ ========== ===========


Weighted average number of shares outstanding:
    Basic                               49,468     49,455
                                   ============ ==========
    Diluted                             49,468     49,455
                                   ============ ==========



                                        Fifty-Two Weeks Ended **
                                   -----------------------------------

                                   December 31, January 1, Fav (Unfav)
                                      2006        2006          %
                                   ------------ ---------- -----------

Net revenue                        $   224,297  $ 239,845         (6%)

  Cost of services                     197,095    217,124           9%
                                   ------------ ---------- -----------

Gross profit                            27,202     22,721          20%

Operating expenses:
  Selling, general and
   administrative expenses              32,065     34,369           7%
  Restructuring and other charges        2,384      8,216          71%
  Asset impairment charges                   -     10,886         100%

                                   ------------ ---------- -----------
     Total operating expenses           34,449     53,471          36%
                                   ------------ ---------- -----------

Operating income (loss)                 (7,247)   (30,750)         76%

  Other (income) expense                  (101)      (600)       (83%)
  Interest expense                       2,013      1,408        (43%)
                                   ------------ ---------- -----------

Income (loss) before income taxes       (9,159)   (31,558)         71%

  Income tax expense (benefit)          21,380     (9,160)      (333%)
                                   ------------ ---------- -----------

Net loss                           $   (30,539) $ (22,398)       (36%)
                                   ============ ========== ===========


Net loss per share:

    Basic                          $     (0.62) $   (0.45)       (38%)
                                   ============ ========== ===========
    Diluted                        $     (0.62) $   (0.45)       (38%)
                                   ============ ========== ===========


Weighted average number of shares outstanding:
    Basic                               49,458     49,455
                                   ============ ==========
    Diluted                             49,458     49,455
                                   ============ ==========



* We operate on a 13 week fiscal quarter that ends on the Sunday closest to December 31st.
** We operate on a 52 week fiscal year that ends on the Sunday closest to
 December 31st.
N/M - Percentage change is not meaningful


            APAC Customer Services, Inc. and Subsidiaries
                Consolidated Condensed Balance Sheets
                        (Dollars in thousands)
                              Unaudited

                                             December 31,  January 1
                   Assets                      2006 **      2006 **
-------------------------------------------- ------------ ------------

Current Assets:
   Cash and cash equivalents                 $     1,305  $       960
   Accounts receivable                            37,858       37,592
   Other current assets                            6,717        9,248
                                             ------------ ------------
       Total current assets                       45,880       47,800

Property and equipment, net                       23,930       21,536

Goodwill and intangibles, net and other
 assets                                           22,244       41,017

                                             ------------ ------------

Total assets                                 $    92,054  $   110,353
                                             ============ ============

    Liabilities and Shareholders' Equity
--------------------------------------------

Current Liabilities:
   Short-term debt                           $    13,778  $    11,971

   Accounts payable and other accrued
    liabilities                                   48,181       43,514
                                             ------------ ------------
        Total current liabilities                 61,959       55,485
                                             ------------ ------------

Long-term debt                                     5,000            -

Other liabilities                                  1,789        2,994

Commitments and contingencies                          -            -

Total shareholders' equity                        23,306       51,874
                                             ------------ ------------

   Total liabilities and shareholders'
    equity                                   $    92,054  $   110,353
                                             ============ ============

** We operate on a 52 week fiscal year that ends on the Sunday closest to December 31st.

            APAC Customer Services, Inc. and Subsidiaries
           Consolidated Condensed Statements of Cash Flows
                       (Dollars in thousands)
                              Unaudited

                     Thirteen Weeks Ended*    Fifty-Two Weeks Ended**
                   ------------------------- -------------------------
                   December 31,  January 1,  December 31,  January 1,
                      2006         2006         2006         2006
                   ------------ ------------ ------------ ------------

Operating
 activities:
  Net loss         $   (24,000) $    (1,496) $   (30,539) $   (22,398)
  Depreciation and
   amortization          3,372        3,064       12,466       12,118
  Non-cash
   restructuring          (316)         707          201          904
  Asset impairment
   charges                   -            -            -       10,886
  Deferred income
   taxes                24,791       (3,651)      20,957       (9,007)
  Stock
   compensation
   expense                 373            -        1,478            -
  (Gain) loss on
   sale of
   property and
   equipment               (18)          59          (18)        (339)
  Changes in
   operating
   assets and
   liabilities          (9,516)      (2,793)      (2,277)       5,431
                   ------------ ------------ ------------ ------------
    Net cash (used
     in) provided
     by operating
     activities         (5,314)      (4,110)       2,268       (2,405)

Investing
 activities:
  Purchases of
   property and
   equipment, net       (4,418)      (2,676)     (10,713)      (8,699)
  Net proceeds
   from sale of
   property and
   equipment             1,966          445        1,976        1,071
                   ------------ ------------ ------------ ------------
    Net cash used
     in investing
     activities         (2,452)      (2,231)      (8,737)      (7,628)

Financing
 activities:
  Borrowings on
   long-term debt        5,000            -        5,000            -
  Borrowings under
   revolving
   credit
   facility, net         3,614        6,610        1,807       11,971
  Payments on
   long-term debt            -            -            -         (313)
  Financing costs            -          (54)           -         (822)
  Stock
   transactions            149            -          149            -
                   ------------ ------------ ------------ ------------
    Net cash
     provided by
     financing
     activities          8,763        6,556        6,956       10,836
                   ------------ ------------ ------------ ------------

  Effect of
   exchange rate
   changes on cash         (56)        (114)        (142)        (114)

Net change in cash
 and cash
 equivalents               941          101          345          689
Cash and Cash
 Equivalents:
  Beginning
   Balance                 364          859          960          271
                   ------------ ------------ ------------ ------------

  Ending Balance   $     1,305  $       960  $     1,305  $       960
                   ============ ============ ============ ============

* We operate on a 13 week fiscal quarter that ends on the Sunday closest to December 31st.
** We operate on a 52 week fiscal year that ends on the Sunday closest to December 31st.

            APAC Customer Services, Inc. and Subsidiaries
            Selected Financial and Statistical Information
          (Dollars in thousands, except for per share data)
                             Unaudited

               Thirteen Weeks Ended (1)    Fifty-Two Weeks Ended (1)
              --------------------------- ----------------------------

              December  January    Fav    December  January     Fav
                 31,       1,     (Unfav)    31,        1,     (Unfav)
                2006     2006       %       2006      2006       %
              --------- -------- -------- --------- --------- --------

Selected
 Financial
 Information:
-------------

Domestic
 revenue      $ 46,659  $54,640     (15%) $195,337  $224,638     (13%)
Offshore
 revenue         9,397    5,029       87%   28,960    15,207       90%
              --------- -------- -------- --------- --------- --------
Total net
 revenue        56,056   59,669      (6%)  224,297   239,845      (6%)

Net loss       (24,000)  (1,496)     N/M   (30,539)  (22,398)    (36%)

EBITDA (2)       4,951   (1,480)     435%    5,320   (18,032)     130%

Adjusted
 EBITDA (2)      4,635    3,525       31%    7,704     1,070      N/M

Free cash
 flow (3)          533   (4,156)     113%   (5,393)  (26,731)      80%

Adjusted free
 cash flow
 (3)               217      849     (74%)   (3,009)   (7,629)      61%


Statistical
 Information:
-------------

Number of
 customer
 care centers       11       13     (15%)       11        13     (15%)

End of period
 no. of seats
Domestic         4,730    5,313     (11%)    4,730     5,313     (11%)
Offshore         2,098    1,240       69%    2,098     1,240       69%
              --------- -------- -------- --------- --------- --------
  Total          6,828    6,553        4%    6,828     6,553        4%

Annualized
 rev. per
 wtd. avg.
 no. of seats
Domestic      $ 39,436  $41,855      (6%) $ 38,616  $ 37,564        3%
Offshore      $ 19,617  $16,183       21% $ 19,624  $ 15,102       30%
  Total       $ 33,726  $36,930      (9%) $ 34,298  $ 35,172      (2%)


N/M - Percentage change is not meaningful

See attached Notes to Selected Financial and Statistical Information


    Notes to Selected Financial and Statistical Information


(1) We operate on a thirteen week fiscal quarter that ends on the Sunday closest to December 31st and a 52 week fiscal year that ends on the Sunday closest to December 31st.

(2) We define EBITDA as net income (loss) plus the provision (benefit) for income taxes, depreciation and amortization, and interest expense. We define adjusted EBITDA as EBITDA adjusted for restructuring and other charges and asset impairment charges. We use EBITDA and adjusted EBITDA, in addition to operating income and cash flows from operating activities, to assess our liquidity and performance and believe that EBITDA and adjusted EBITDA are of interest to our investors to be able to evaluate our financial results using the same measures we use.

    EBITDA and adjusted EBITDA do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income (loss) or cash flow from operations data as measured in accordance with GAAP. The items excluded from EBITDA and adjusted EBITDA are significant components of our statements of operations and must be considered in performing a comprehensive assessment of our overall financial results.

    EBITDA and adjusted EBITDA can be reconciled to net income (loss), which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

                       For the Thirteen Weeks  For the Fifty-Two Weeks
                                Ended                   Ended
                       December 31, January 1, December 31, January 1,
                           2006        2006        2006        2006
                       ----------------------- -----------------------

Net income (loss)         ($24,000)   ($1,496)    ($30,539)  ($22,398)
                       ======================= =======================
Interest expense               625        402        2,013      1,408
Provision (benefit)
 for income taxes           24,954     (3,450)      21,380     (9,160)
Depreciation and
 amortization                3,372      3,064       12,466     12,118
                       ----------------------- -----------------------
EBITDA                      $4,951    ($1,480)      $5,320   ($18,032)
                       ======================= =======================
Restructuring and
 other charges                (316)     5,005        2,384      8,216
Asset impairment
 charges                         -          -            -     10,886
                       ------------ ---------- ------------ ----------
Adjusted EBITDA             $4,635     $3,525       $7,704     $1,070
                       ======================= =======================

(3) We define free cash flow as EBITDA less net capital expenditures and adjusted free cash flow as free cash flow adjusted for restructuring and other charges and asset impairment charges. We use free cash flow and adjusted free cash flow, in addition to net cash flow provided by (used in) operating activities, to assess our liquidity and performance and believe that free cash flow and adjusted free cash flow are of interest to our investors in relation to our debt covenants as capital expenditures are a significant use of our cash.

    Free cash flow and adjusted free cash flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for cash flow from operating activities as measured in accordance with GAAP. The items excluded from free cash flow and adjusted free cash flow are significant components of our statements of operations and statements of cash flows and must be considered in performing a comprehensive assessment of our overall financial results.

                       For the Thirteen Weeks  For the Fifty-Two Weeks
                                Ended                   Ended
                       December 31, January 1, December 31, January 1,
                           2006        2006        2006        2006
                       ----------------------- -----------------------

EBITDA                      $4,951    ($1,480)      $5,320   ($18,032)
Capital expenditures        (4,418)    (2,676)     (13,963)    (8,699)
   Tenant improvements
    funded by landlord           -          -        3,250          -
                       ----------------------- -----------------------
Free cash flow                $533    ($4,156)     ($5,393)  ($26,731)
                       ======================= =======================
Restructuring and
 other charges                (316)     5,005        2,384      8,216
Asset impairment
 charges                         -          -            -     10,886
                       ----------------------- -----------------------
Adjusted free cash
 flow                         $217       $849      ($3,009)   ($7,629)
                       ======================= =======================

    Free cash flow and adjusted free cash flow can be reconciled to the net cash provided by (used in) operating activities, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:



                       For the Thirteen Weeks  For the Fifty-Two Weeks
                                Ended                   Ended
                       December 31, January 1, December 31, January 1,
                           2006        2006        2006        2006
                       ----------------------- -----------------------

Net cash (used in)
 provided by operating
 activities                ($5,314)   ($4,110)      $2,268    ($2,405)
                       ============ ========== ============ ==========

Purchase of property
 and equipment              (4,418)    (2,676)     (10,713)    (8,699)
Income tax expense
 (benefit)                  24,954     (3,450)      21,380     (9,160)
Interest expense               625        402        2,013      1,408
Loss (gain) on sale of
 property and
 equipment                      18        (59)          18        339
Changes in operating
 assets and
 liabilities                 9,516      2,793        2,277     (5,431)
Asset impairment
 charges                         -          -            -    (10,886)
Increase (decrease) in
 deferred income taxes     (24,791)     3,651      (20,957)     9,007
Stock compensation
 expense                      (373)         -       (1,478)         -
Non-cash restructuring         316       (707)        (201)      (904)
                       ----------------------- -----------------------
Free cash flow                $533    ($4,156)     ($5,393)  ($26,731)
                       ======================= =======================
Restructuring and
 other charges                (316)     5,005        2,384      8,216
Asset impairment
 charges                         -          0            -     10,886
                       ----------------------- -----------------------
Adjusted free cash
 flow                         $217       $849      ($3,009)   ($7,629)
                       ======================= =======================


    CONTACT: APAC Customer Services, Inc.
             George H. Hepburn III, CFO, 847-374-4995
             GHHepburn@apacmail.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates
             Jody Burfening / Harriet Fried, 212-838-3777
             HFried@lhai.com